Exhibit 23.1



                          INDEPENDENT AUDITORS' CONSENT

     We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement on Form S-3 and related Prospectus of Storage Engine, Inc. for the registration of 2,975,000 shares of its common stock and to the incorporation by reference therein of our report dated March 2, 2001, except for Note 13 as to which the date is March 9, 2001, with respect to the consolidated financial statements and schedule of Storage Engine, Inc. (formerly known as ECCS, Inc.) as of December 31, 2000 and for the year then ended included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

                                        /s/ Richard A. Eisner & Company, LLP

New York, New York
November 6, 2001